EXHIBIT A
FORM OF FOBB VOTING AGREEMENT
May 1, 2006
MB Financial, Inc.
6111 North River Road
Rosemont, Illinois 60018
Ladies and Gentlemen:
     MB Financial, Inc. (“MBFI”), MBFI Acquisition Corp., a wholly-owned subsidiary of MBFI (“Merger Sub”) and First Oak Brook Bancshares, Inc. (“FOBB”) have entered into an Agreement and Plan of Merger dated as of May 1, 2006 (the “Merger Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) FOBB will merge with and into Merger Sub; and (b) the shareholders of FOBB will receive cash and/or common stock of MBFI as stated in the Merger Agreement.
     MBFI has requested, as a condition to its execution and delivery to FOBB of the Merger Agreement, that each director and certain executive officers of FOBB execute and deliver to MBFI a voting agreement (this “Voting Agreement”).
     The undersigned, being a director and/or executive officer of FOBB, in order to induce MBFI to execute and deliver to FOBB the Merger Agreement, and intending to be legally bound, hereby irrevocably:
     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FOBB called to vote for adoption of the Merger Agreement so that at such meeting all shares of common stock of FOBB over which the undersigned has sole or shared voting power at that time will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FOBB);
     (b) Agrees not to sell, transfer or otherwise dispose of any common stock of FOBB over which he has dispositive power until after the meeting of FOBB shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendants or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Voting Agreement, and except for transfers pursuant to a pledge existing as of the date hereof; and
     (c) Represents that the undersigned has the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.
     (d) Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of FOBB or any of its subsidiaries, or to interfere in any respect with the exercise of the undersigned’s fiduciary duties as a director or officer of FOBB. This Voting Agreement is being entered into by the undersigned solely in his or her capacity as a shareholder of FOBB.
     The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.
     The undersigned intends to be legally bound hereby.
[SIGNATURE PAGE FOLLOWS]

Sincerely,
/s/ Eugene P. Heytow
Signature

Eugene P. Heytow
Print Name